THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.  IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE LIMITATIONS ON TRANSFER SET FORTH IN THE LOAN AGREEMENT REFERRED TO HEREIN.  A COPY OF THE LOAN AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF COACHMEN AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO COACHMEN.

COACHMEN INDUSTRIES, INC.

No. W-3

COMMON STOCK PURCHASE WARRANT

 Warrant to Purchase
 9,557,939 shares
 of Common Stock

 April 5, 2010

This Common Stock Purchase Warrant (this “Warrant”) certifies that, for value received, H.I.G. All American, LLC (the “Lender”) is entitled to purchase from Coachmen Industries, Inc., an Indiana corporation (“Coachmen”), up to 9,557,939 shares of common stock, no par value per share (the “Common Stock”), at the price (the “Exercise Price”) of $.00001 per share, at any time or from time to time during the period commencing on the date hereof and ending at 5:00 P.M. on the tenth anniversary of the date hereof (the “Expiration Date”).

This Warrant has been issued pursuant to a First Amendment to Loan Agreement entered into on the date hereof by the Lender, Coachmen, and the direct and indirect subsidiaries of Coachmen party thereto (the “First Amendment”), for the purpose of waiving certain defaults of Coachmen and its subsidiaries under, and amending certain terms and provisions of, the Loan Agreement, dated October 27, 2009, by and among the Lender, Coachmen and such subsidiaries (the “Loan Agreement”).  This Warrant is subject to the terms and conditions, and entitled to the benefits, of the Loan Agreement (as amended by the First Amendment), including provisions providing certain information and other rights.  This Warrant is also entitled to the rights and privileges of that certain Registration Rights Agreement, dated October 27, 2009, by and between Coachmen and the Lender, as amended on the date hereof.  Copies of the Loan Agreement and Registration Rights Agreement are available for inspection at the principal office of Coachmen and will be furnished without charge to the Holder upon written request to Coachmen. Capitalized terms used herein and not defined shall have the meanings set forth in the Loan Agreement.

SECTION 1                      DEFINITIONS; INTERPRETATION.  As used in this Warrant, the following terms shall have the following meanings:

1.1           Definitions.

“Aggregate Exercise Price” is defined in Section 3.1(a).

“Applicable Law” shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to the Person in question or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties are bound.

“Assignment Form” shall mean the assignment form attached as Annex 2 hereto.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which the Lender is open for the transaction of business.

“Coachmen” is defined in the Preamble.

“Common Stock” shall mean the (a) common stock, no par value per share of Coachmen, and (b) any securities issued or issuable with respect to the capital stock referred to in clause (a) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

“Delivery Date” is defined in Section 3.2.

“Exchange Form” shall mean the exchange form attached as Annex 3 hereto.

“Executive Officer” shall mean, with respect to Coachmen, its President, Chief Financial Officer or Treasurer.

“Exercise Form” shall mean the exercise form attached as Annex 1 hereto.

“Exercise Price” shall mean $.00001 per share of Common Stock, subject to adjustment from time to time in the manner provided in Section 3.3.

“Existing Warrants” shall mean the Amended and Restated Common Stock Purchase Warrant originally issued to the Lender on October 27, 2009 and amended and restated on the date hereof, and any Existing Warrant issued in connection with an exchange or transfer of such Existing Warrant or in replacement of such Existing Warrant.

“Expiration Date” is defined in the Preamble.

“First Amendment” is defined in the Preamble.

“Fully-Diluted Basis” shall mean, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination; (b) all shares of Common Stock issuable upon the exercise of any option, warrant (including the Warrants and the Existing Warrants) or similar right to purchase Common Stock outstanding at the time of determination; and (c) all shares of Common Stock issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Common Stock (including the Tranche B Notes).  Such calculation will not be made in accordance with the “treasury method.”

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” is defined in Section 2.1.

“Lender” is defined in the Preamble.

“Loan Agreement” is defined in the Preamble.

“Market Price” means, with respect to a share of Common Stock on any Business Day:

(a)           if the Common Stock is Publicly Traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted in the NASDAQ, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive Business Days prior to such day; or

(b)           if the Common Stock is not Publicly Traded at the time of determination then, solely for purposes of Section 3, the Market Price will be the fair value of the Common Stock as determined by the Valuation Procedures, taking into account their fiduciary duties (including the holder of this Warrant as if exercised), but if, in connection with Section 3, the Current Market Price is hereby referenced in connection with the issuance or sale (or deemed issuance or sale) of Common Stock to an Affiliate of Coachmen, then the Market Price shall be the Market Value Per Share; and for all other purposes, including for purposes of Section 4, the Market Price shall be the Market Value Per Share.

“Market Value” means the highest price that would be paid for the entire common equity interest in Coachmen on a going-concern basis in a single arm’s-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and always determined in accordance with the Valuation Procedures, and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale.  For the purposes of determining the Market Value, (a) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis, shall be deemed to have been received by Coachmen, (b) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis shall not be deemed to be outstanding, (c) any contract limitation in respect of the shares of Common Stock, including their transfer, voting and other rights shall not be taken into account and (d) any illiquidity arising by contract law in respect of the shares of Common Stock and any voting rights or control rights amongst the stockholders of Coachmen, shall be deemed to have been eliminated or cancelled.

“Market Value Per Share” shall mean the price per share of Common Stock obtained by dividing (a) the Market Value by (b) the number of shares of Common Stock outstanding (on a Fully Diluted Basis) at the time of determination.

“NASDAQ” means the NASDAQ National Market or the NASDAQ Smallcap Market.

“Organizational Documents” shall mean, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, including its articles or certificate of incorporation or organization, as filed or recorded with an applicable Governmental Authority or (b) governs the internal affairs of such Person, including its by-laws or operating agreement, in each case as amended, supplemented or restated.

“Other Anti-Dilution Instruments” shall mean any option, warrant, convertible security or other rights to acquire Common Stock, excluding this Warrant “W-3”, whether outstanding as of the date hereof or hereafter issued, together with any agreements relating thereto, which provide for anti-dilution or other adjustments in the number of shares of Common Stock and/or exercise or conversion price.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Publicly Traded” shall mean, with respect to any security, that such security is (a) listed on a domestic securities exchange, (b) quoted on NASDAQ or (c) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated.

“Requisite Holders” shall mean Holders holding Warrants or Warrant Shares representing more than 50% of all Warrant Shares issued or issuable upon exercise of the Warrants outstanding on the date of determination.

“Revolving Notes” shall have the meaning assigned thereto in the Loan Agreement.

“Tax” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest realization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Tranche B Notes” shall have the meaning assigned thereto in the Loan Agreement.

“Valuation Procedures” shall mean, with respect to the determination of any amount or value required to be determined in accordance with such procedure, a determination (which shall be final and binding on Coachmen and the Holders) made (a) by agreement among Coachmen and the Requisite Holders within thirty (30) days following the event requiring such determination or (b) in the absence of such an agreement, an Appraiser (as defined below) selected in accordance with the further provisions of this section.  If required, an Appraiser shall be selected within ten (10) days following the expiration of the 30-day period referred to above, either by agreement among Coachmen and the Requisite Holders or, in the absence of such agreement, by lot from a pool of four potential Appraisers remaining after Coachmen nominates three, the Requisite Holders nominate three, and each side eliminates one potential Appraiser.  The selected Appraiser shall be instructed by Coachmen and the Requisite Holders to make its determination within thirty (30) days of its selection.  With respect to a determination of Market Value, if Coachmen’s Board of Directors is unable to determine a valuation, then the fees and expenses of an Appraiser selected hereunder shall be borne entirely by Coachmen.  In all other instances, the fees and expenses of the Appraiser shall be borne fully by the party whose amount or value determination is furthest from the valuation determined by the Appraiser.  All amounts payable by the Holders shall be payable on a pro rata basis.  As used herein, “Appraiser” shall mean (a) with respect to a determination of Market Value, Grant Thornton LLP, or another nationally-recognized accounting firm if such firm is unable to serve in such capacity, and (b) with respect to any other valuation required hereunder, Grant Thornton LLP, or another firm of the type generally considered to be qualified in making determinations of the type required if such firm is unable to serve in such capacity.  In no event, however, will more than one Appraiser be selected to make a determination hereunder.  The determination made by the Appraiser shall be final, conclusive and binding on the parties.

“Warrant” or “Warrants” means this Warrant (and not the Existing Warrants) and any Warrant issued in connection with an exchange or transfer of this Warrant or in replacement of this Warrant.

“Warrant Register” is defined in Section 2.1.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of a Warrant (but not an Existing Warrant) in accordance with Section 3.1 and any securities of Coachmen distributed or issued with respect thereto by way of a stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.  As used in this Warrant, the phrase “Warrant Shares then held” by any Holder or Holders shall mean Warrant Shares held at the time of determination by such Holder or Holders, and shall include Warrant Shares issuable upon exercise of Warrants held at the time of determination by such Holder or Holders.

1.2           Interpretation.  Unless the context of this Warrant clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole.  The term “including” is not limiting and the term “or” has the inclusive meaning represented by the term “and/or.”  The words “hereof,” “herein,” “hereunder,” and similar terms in this Warrant refer to this Warrant as a whole and not to any particular provision of this Warrant. References to “Articles”, “Sections,” “Subsections,” “Exhibits,” and “Schedules” are to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Warrant, unless otherwise specifically provided.  Terms defined herein may be used in the singular or the plural.  Any capitalized terms used herein which are not specifically defined herein have the meaning given to them in the Loan Agreement.

SECTION 2.                      FORM; EXCHANGE FOR WARRANTS; TRANSFER; TAXES

2.1           Warrant Register.  Each Warrant issued, exchanged or transferred shall be registered in a warrant register (the “Warrant Register”).  The Warrant Register shall set forth the number of each Warrant, the name and address of the holder thereof (a “Holder”), and the original number of Warrant Shares purchasable upon the exercise thereof.  The Warrant Register will be maintained by Coachmen and will be available for inspection by any Holder at the principal office of Coachmen or such other location as Coachmen may designate to the Holders in the manner set forth in Section 5.2 hereof.  Coachmen shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

2.2           Exchange of Warrants.

(a)           A Holder may exchange a Warrant for another Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares that could be purchased pursuant to the Warrant being so exchanged.  In order to effect an exchange permitted by this Section 2.2, the Holder shall deliver to Coachmen such Warrant accompanied by an Exchange Form in the form attached hereto as Annex 3 signed by the Holder thereof specifying the number and denominations of Warrants to be issued in such exchange and the names in which such Warrants are to be issued.  Within ten (10) Business Days of receipt of such a request, Coachmen shall issue, register and deliver to the Holder thereof each Warrant to be issued in such exchange.

(b)           Upon receipt of evidence reasonably satisfactory to Coachmen (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Coachmen (an agreement by the Holder being satisfactory) or, in the case of any such mutilation, upon surrender of such Warrant, Coachmen shall (at its expense) execute and deliver in lieu of such Warrant a new Warrant of like kind and tenor representing the same rights represented by and dated the date of such lost, stolen, destroyed or mutilated Warrant.  Any such new Warrant shall constitute an original contractual obligation of Coachmen, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by any Person.

(c)           Coachmen shall pay all Taxes (other than any applicable income or similar Taxes payable by a Holder of a Warrant) attributable to an exchange of a Warrant pursuant to this Section 2.2; provided, however, that Coachmen shall not be required to pay any Tax which may be payable in respect of any transfer involved in the issuance of any Warrant in a name other than that of the Holder of the Warrant being exchanged.

2.3           Transfer of Warrant.

(a)           Subject to Section 2.3(c) hereof, each Warrant and the rights thereunder may be transferred by the Holder thereof by delivering to Coachmen such Warrant accompanied by a properly completed Assignment Form in the form of Annex 2.  Within ten (10) Business Days of receipt of such Assignment Form Coachmen shall issue, register and deliver to the Holder, subject to Section 2.3(c) hereof, a new Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares that could be purchased pursuant to the Warrant being transferred.  If a Warrant is to be transferred on behalf of a Holder by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with Coachmen.  In the case of any transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with Coachmen in its discretion.

(b)           Each Warrant issued in accordance with this Section 2.3 shall bear the restrictive legend set forth on the face of this Warrant, unless the Holder or transferee thereof supplies to Coachmen an opinion of counsel, reasonably satisfactory to Coachmen, that the restrictions described in such legend are no longer applicable to such Warrant.

(c)           The transfer of Warrants and Warrant Shares shall be permitted, so long as such transfer is pursuant to a transaction that complies with, or is exempt from, the provisions of the Securities Act, and Coachmen may require an opinion of counsel (which may be internal counsel to a Holder) in form and substance reasonably satisfactory to it to such effect prior to effecting any transfer of Warrants or Warrant Shares.

SECTION 3.                      EXERCISE OF WARRANT; EXCHANGE FOR WARRANT SHARES.

3.1           Exercise of Warrants.  On any Business Day prior to the Expiration Date, a Holder may exercise a Warrant, in whole or in part, by delivering to Coachmen such Warrant accompanied by a properly completed Exercise Form in the form of Annex 1 and a check in an aggregate amount equal to the product obtained by multiplying (a) the Exercise Price by (b) the number of Warrant Shares being purchased (the “Aggregate Exercise Price”); provided, however, in the event any Holder exercises a Warrant in connection with or immediately prior to a sale by such Holder of Warrant Shares, in lieu of paying the aggregate Exercise Price therefor, such Holder may elect to effect a cashless exercise of the Warrant by receiving that number of Warrant Shares which is equal to the number of shares for which the Warrant is being exercised less the number of shares having an aggregate Market Price equal to the Aggregate Exercise Price.  For purposes of this Section 3.1, the Market Price referred to in the previous sentence shall be the actual per share price at which such Holder sold such Warrant Shares; provided that the sale was not to an affiliate and was otherwise arms-length.  Any partial exercise of a Warrant shall be for a whole number of Warrant Shares only.

3.2           Issuance of Common Stock.

(a)           Within ten (10) Business Days following the delivery date (the “Delivery Date”) of (i) an Exercise Form in accordance with Section 3.1(a), (ii) a Warrant and (iii) any required payments of the Aggregate Exercise Price, Coachmen shall issue and deliver to the Holder a certificate or certificates, registered in the name or names set forth on such notice, representing the Warrant Shares being purchased or to be received upon such exercise.

(b)           If a Holder shall exercise or exchange a Warrant for less than all of the Warrant Shares that could be purchased or received thereunder, Coachmen shall issue to the Holder, within ten (10) Business Days of the Delivery Date, a new Warrant of like kind and tenor to such Warrant evidencing the right to purchase the remaining Warrant Shares.  Each Warrant surrendered pursuant to Section 3.1(a) shall be canceled.

(c)           Coachmen shall not be required to issue fractional shares of Common Stock upon the exercise or exchange of a Warrant.  If any fraction of a share of Common Stock would be issuable on the exercise or exchange of any Warrant, Coachmen may, in lieu of issuing such fractional share, pay to such Holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (i) such fraction by (ii) the Market Price in effect on the Delivery Date.

(d)           Coachmen shall pay all Taxes (other than any applicable income Taxes payable by a Holder of a Warrant) attributable to the initial issuance of Warrant Shares upon the exercise or exchange of a Warrant; provided, however, that Coachmen shall not be required to pay any Tax that might be payable in respect of any transfer involved in the issuance of a Warrant or certificate for Warrant Shares in a name other than that of the Holder of the Warrant being exercised or exchanged.

(e)           If permitted by Applicable Law, the person in whose name any certificate for shares of Common Stock is issued upon exercise or exchange of a Warrant shall for all purposes be deemed to have become the holder of record of such shares on the Delivery Date, irrespective of the date of delivery of such certificate, except that, if the Delivery Date is a date when the stock transfer books of Coachmen are closed, such person shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(f)           Coachmen shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Warrant, the maximum number of shares of Common Stock deliverable upon the (i) exercise of all outstanding Warrants and Existing Warrants and (ii) conversion of all outstanding Tranche B Notes.  Upon the exercise of any Warrant, Coachmen shall issue shares of Common Stock that will be duly authorized, validly issued, fully paid and nonassessable and free from all Taxes, liens, charges and security interests.

3.3           Adjustment to Exercise Price and Number of Warrant Shares.  The number of Warrant Shares purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in accordance with this Section 3.3.

(a)           Adjustment upon Issuance of Common Stock.  Except as provided for in Section 3.3(b) hereof, if Coachmen at any time or from time to time issues any additional Common Stock (including without limitation an issuance of any options, warrants or similar rights to purchase Common Stock or securities convertible into or exchangeable for Common Stock), and such additional Common Stock causes more than 16,403,409 shares of Common Stock to be outstanding on a Fully-Diluted Basis, then, and thereafter successively upon each such issuance, the number of Warrant Shares that may be obtained by Holders upon exercise of their Warrants shall forthwith be increased to allow the Holders to receive the same percentage of the total Common Stock outstanding on a Fully-Diluted Basis after the issuance of such additional Common Stock as they would have been able to receive upon exercise of the Warrants immediately prior to the issuance of such additional Common Stock.

(b)           Subdivisions or Combinations of Common Stock.  If, at any time after the date hereof, (i) the number of shares of Common Stock outstanding is increased by a dividend or other distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (ii) the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of shares of Common Stock, then, in each case, effective as of the effective date of such event retroactive to the record date, if any, of such event, (A) the Exercise Price shall be adjusted to a price determined by multiplying (1) the Exercise Price in effect immediately prior to such event by (2) a fraction, the (x) numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the (y) denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such event, and (B) the number of Warrant Shares subject to purchase upon the exercise of any Warrant shall be adjusted effective at such time, to a number determined by multiplying (1) the number of Warrant Shares subject to purchase upon the exercise of such Warrant immediately prior to such event by (2) a fraction, the (x) numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such event and the (y) denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.

(c)           Capital Reorganization or Capital Reclassifications.  If, at any time after the date hereof, there shall be any capital reorganization or any reclassification of the capital stock of Coachmen (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), then in each case Coachmen shall cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such reorganization or reclassification and any such provision shall include adjustments in respect of such stock, securities or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant with respect to such Warrant.

(d)           Consolidations and Mergers.  If, at any time after the date hereof, Coachmen shall consolidate with, merge with or into, or sell all or substantially all of its assets or property to another Person, then Coachmen shall cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such event.

(e)           Notice; Calculations; Etc.  Whenever the Exercise Price and the number of Warrant Shares shall be adjusted as provided in this Section 3.3, Coachmen shall provide to each Holder a statement, signed by an Executive Officer, describing in detail the facts requiring such adjustment and setting forth a calculation of the Exercise Price and the number of Warrant Shares applicable to each Warrant after giving effect to such adjustment.  All calculations under this Section 3.3 shall be made to the nearest one hundredth of a cent or to the nearest one-tenth of a share, as the case may be.

(f)           Certain Adjustments.

(i)           Coachmen may make such reductions in the Exercise Price or increase in the number of Warrant Shares to be received by any Holder upon the exercise or exchange of a Warrant, in addition to those adjustments required by this Section 3.3, as it deems advisable in order for any of the following not to result in the imposition of Taxes:  (A) any consolidation or subdivision of the Common Stock, (B) any issuance wholly for cash of any shares of Common Stock, (C) any issuance wholly for cash of shares of Common Stock or securities that by their terms are convertible into or exchangeable for shares of Common Stock, (D) any stock dividend or (E) any issuance of rights, options or warrants hereinafter made by Coachmen to the holders of its Common Stock.

(ii)           In the event that Coachmen in any manner issues or grants options or convertible securities, or any other transaction, circumstances or events occur that give rise to anti-dilution adjustments under Other Anti-Dilution Instruments, then Coachmen shall promptly make proportional, equitable and corresponding adjustments in the number of shares of Common Stock issuable upon exercise of the Warrants to protect the Holders against dilution as a result of such events.

(g)           Excluded Transactions.  Notwithstanding any other provision of this Warrant, no adjustment shall be made pursuant to this Section 3.3 in respect of Warrant Shares issued pursuant to the Warrants.

(h)           Adjustment Rules.  Any adjustments pursuant to this Section 3.3 shall be made successively whenever an event referred to herein shall occur, except that, notwithstanding any other provision of this Section 3.3, no adjustment shall be made to the number of shares of Common Stock or to the Exercise Price if such adjustment represents less than 1% of the number of shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered.

SECTION 4.                      CERTAIN OTHER RIGHTS

4.1           Payments in Respect of Dividends and Distributions.  If, at any time prior to the earlier of the Expiration Date, Coachmen pays any dividend or makes any distribution (whether in cash, property or securities of Coachmen) on its capital stock that does not result in an adjustment under Section 3 hereof, then Coachmen shall simultaneously pay to the Holder of each Warrant, the dividend or distribution that would have been paid to such Holder on the Warrant Shares receivable upon the exercise in full of such Warrant had such Warrant been fully exercised immediately prior to the record date for such dividend or distribution or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution are to be determined.

4.2           Fiduciary Duties of Coachmen.  Coachmen and its directors shall owe the holders of the Warrants the same fiduciary duties that Coachmen and its directors would owe to the Warrant Shares underlying the Warrants.

SECTION 5.                      MISCELLANEOUS.

5.1           Relation to Other Agreements.  Coachmen hereby acknowledges and agrees that Warrant Shares will be entitled to those registration rights set forth in the Registration Rights Agreement, dated October 27, 2009, by and between the Lender and Coachmen, as amended on the date hereof.

5.2           Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Warrant shall be in writing (a) delivered personally, (b) sent by nationally-recognized overnight courier, (c) sent by first class, registered or certified mail, return receipt requested or (d) sent by facsimile, in each case to such party at its address as follows:

(a)	if to Coachmen, to:

Coachmen Industries, Inc.
2831 Dexter Drive
Elkhart, Illinois 46514
Attention:	Chief Executive Officer, General Counsel

Telephone:	(574) 266-2509
Facsimile:	(574) 266-3046

(b)	if to the Lender, to:

H.I.G. All American, LLC
1001 Brickell Bay Drive
27th Floor
Miami, Florida 33131
Attention:	Matt Sanford

Telephone:	(305) 379-2322
Facsimile:	(305) 379-3655

with a copy to (which shall not
constitute notice):

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Attention:	Jorge L. Freeland

Telephone:	(305) 995-5247
Facsimile:	(305) 358-5744

If to any other Holder, the address indicated for such Holder in Coachmen’s Warrant Register.

Any notice, demand or request so delivered shall constitute valid notice under this Warrant and shall be deemed to have been received (a) on the day of actual delivery in the case of personal delivery, (b) on the next Business Day after the date when sent in the case of delivery by nationally-recognized overnight courier, (d) on the fifth Business Day after the date of deposit in the U.S. mail in the case of mailing or (e) upon receipt in the case of a facsimile transmission.  Any party hereto may from time to time by notice in writing served on the other as aforesaid designate a different mailing address or a different Person to which all such notices, demands or requests thereafter are to be addressed.

5.3           No Voting Rights: Limitations of Liability.  No Warrant shall entitle the Holder thereof to any voting rights or, except as otherwise provided in Section 4.2 and elsewhere herein, other rights of a stockholder of Coachmen.  No provision hereof, in the absence of affirmative action by a Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of a Holder shall give rise to any liability of such Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of Coachmen.

5.4           Amendments and Waivers.  Any provision of this Warrant or the Warrants issued to the other Lenders may be amended or waived, but only pursuant to a written agreement signed by Coachmen and the Requisite Holders.  Upon an amendment, this Warrant and any Warrants issued to other Holders shall be similarly amended to reflect such amendment or modification.

5.5           Severability.  Any provision of this Warrant that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Warrant affecting the validity or enforceability of such provision in any other jurisdiction.

5.6           Specific Performance.  Each Holder shall have the right to specific performance by Coachmen of the provisions of this Warrant, in addition to any other remedies it may have at law or in equity.  Coachmen hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against Coachmen for specific performance of this Warrant by the Holders of the Warrants or Warrant Shares.

5.7           Binding Effect.  This Warrant shall be binding upon and inure to the benefit of Coachmen, each Holder and their respective successors and assigns.

5.8           Counterparts.  This Warrant may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  This Warrant shall become effective when counterparts hereof executed on behalf of Coachmen and the initial Holder shall have been received.

5.9           Entire Agreement.  This Warrant constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

5.10           Governing law: Submission to Jurisdiction.  THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES AND PRINCIPLES.  THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN MIAMI-DADE COUNTY, FLORIDA FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS WARRANT. COACHMEN FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF FLORIDA.

5.11           Headings.  The various headings of this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof or thereof.

5.12           Expenses.  Coachmen shall promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs relating hereto, including, but not limited to, (a) the cost of reproducing this Warrant, (b) the fees and disbursements of counsel to the Holder in preparing this Warrant, (c) all transfer, stamp, documentary or other similar Taxes, assessments or charges levied by any governmental or revenue authority in respect hereof or any other document referred to herein, (d) fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred in respect of the enforcement by Holders of the rights granted to Holders under this Warrant, and (e) the expenses relating to the consideration, negotiation, preparation or execution of any amendments, waivers or consents requested by Coachmen pursuant to the provisions hereof, whether or not any such amendments, waivers or consents are executed.

5.13           Attorneys’ Fees.  In any action or proceeding brought by a party to enforce any provision of this Warrant, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys’ fees).

5.14           Filings.  Coachmen shall, at its own expense, promptly execute and deliver, or cause to be executed and delivered, to any holder of Warrants all applications, certificates, instruments and all other documents and papers that such holder of Warrants may reasonably request in connection with the obtaining of any consent, approval, qualification, or authorization of any Federal, provincial, state or local government (or any agency or commission thereof) necessary or appropriate in connection with, or for the effective exercise of, any Warrants then held by such holder.

5.15           Other Transactions.  Nothing contained herein shall preclude any Holder from engaging in any transaction, in addition to those contemplated by this Warrant, with Coachmen or any of its affiliates that is not expressly prohibited hereunder.

5.16           Waiver of Jury Trial.  THE HOLDERS AND COACHMEN HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE HOLDERS OR COACHMEN.  COACHMEN ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDERS ENTERING INTO THIS WARRANT.

MIAMI 866464 (2K)

IN WITNESS WHEREOF, Coachmen and the Holder have caused this Common Stock Purchase Warrant to be duly executed as of the day and year first above written.

H.I.G. ALL AMERICAN, LLC By: /s/ Fabian de Armas Title: Vice President	COACHMEN INDUSTRIES, INC. By: /s/ Richard M. Lavers Title: Chief Executive Officer

MIAMI 866464 (2K)

ANNEX 1

ELECTION TO EXERCISE FORM

(To Be Executed By The Holders of This Warrant

In Order to Exercise This Warrant)

The undersigned hereby irrevocably elects to exercise the right to purchase __________ shares of Common Stock of Coachmen covered by this Warrant according to the conditions hereof and herewith makes payment of the Exercise Price of such shares in full.

Signature

Address

Dated:

MIAMI 866464 (2K)

ANNEX 2

ASSIGNMENT FORM

(To Be Executed By The Holder of This Warrant

In Order to Assign This Warrant Certificate)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________ this Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ___________________, attorney, to transfer the said Warrant on the books of Coachmen.

Signature

Address

Dated:

MIAMI 866464 (2K)

ANNEX 3

EXCHANGE FORM

(To Be Executed By The Holder of This Warrant

In Order to Assign This Warrant Certificate)

The undersigned hereby irrevocably elects to exchange this Warrant to purchase ___________ shares of Common Stock of Coachmen Industries, Inc. covered by this Warrant for ___________ Warrants to purchase the denominations of shares of Common Stock set forth below to the persons named and hereby sells, assigns and transfers unto such persons that portion of this Warrant represented by such new Warrants and all rights evidenced thereby and does irrevocably constitute and appoint ____________________, attorney, to exchange and transfer this Warrant as aforesaid on the books of Coachmen.

Number of Warrant Shares                                                                                                Assignee

Signature

Address

FOR USE BY COACHMEN ONLY:

This Warrant No. __ cancelled (or transferred or exchanged) this ________ day of _____________, _____________ shares of ___ Common Stock issued therefor in the name of ____ ___________ Warrant No. ___ for _________ shares of Common Stock in the name of _________________________.

Dated:

MIAMI 866464 (2K)